                                                                    EXHIBIT 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Inrange Technologies Corporation, Lumberton, New Jersey:

         We have audited the accompanying consolidated balance sheet of Inrange Technologies Corporation (a Delaware corporation) and subsidiaries (the "Company" ) as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 1, 2002.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 8 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

         As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. The 2001 and 2000 consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (SFAS) No.142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the revised disclosure in Note 8 with respect to 2001 and 2000 included (a) agreeing the previously reported net income (loss) to the previously issued consolidated financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in that period related to goodwill and other intangible assets that are no longer being amortized as a result of initially applying SFAS No. 142 to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss) and the related earnings-per-share amounts. In our opinion, such revised disclosure in Note 8 is appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 consolidated financial statements of the Company other than with respect to such disclosure and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

         As discussed in Note 19 to the consolidated financial statements, in 2002, the Company restated its disclosure for the pro forma effect on net income and income per share related to stock-based compensation for the year ended December 31, 2001 to give effect to income taxes and expected volatility.

         As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. As described in Note 19, the Company restated its disclosure for the pro forma effect on net income and income per share related to stock-based compensation for 2001 to give effect to the impact of income taxes and expected volatility on the disclosures. We audited the adjustments that were applied to restate the disclosures for the pro forma effect on net income and income per share related to stock-based compensation reflected for 2001. Our procedures included (a) agreeing the adjusted amounts of pro forma compensation expense, net of tax, pro forma net income (loss), pro forma basic and diluted net income (loss) per common share and expected volatility to the Company s underlying records obtained from management. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

                                        /s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 14, 2003

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Inrange Technologies Corporation:

         We have audited the accompanying consolidated balance sheets of Inrange Technologies Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over- all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inrange Technologies Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
February 1, 2002

Note: The report above is a copy of the previously issued report and the predecessor auditor has not reissued the report.

                        INRANGE TECHNOLOGIES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                                            December 31,
                                                                     ------------------------
                                                                       2002           2001
                                                                     ---------      ---------
                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                       $  14,758      $  17,029
     Demand note from SPX Corporation                                   15,537         42,175
     Accounts receivable, net                                           61,577         70,912
     Inventories, net                                                   27,509         28,152
     Prepaid expenses and other                                          3,311          3,179
     Property held for sale                                              1,167             --
     Deferred income taxes                                               6,233          4,612
                                                                     ---------      ---------
         Total current assets                                          130,092        166,059
PROPERTY, PLANT AND EQUIPMENT, net                                      16,641         23,335
DEFERRED INCOME TAXES                                                      891          7,908
GOODWILL                                                                47,057         45,432
INTANGIBLE ASSETS, net                                                  17,232         19,058
OTHER ASSETS, net                                                       25,200         25,800
                                                                     ---------      ---------
         Total assets                                                $ 237,113      $ 287,592
                                                                     ---------      ---------
        LIABILITIES AND STOCKHOLDER'S  EQUITY
CURRENT LIABILITIES:
     Current portion of long-term debt                               $      --      $   1,167
     Accounts payable                                                   14,378         29,527
     Accrued expenses                                                   20,239         32,095
     Deferred revenue                                                   14,982         11,934
                                                                     ---------      ---------
         Total current liabilities                                      49,599         74,723
                                                                     ---------      ---------
COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS  EQUITY:
     Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, none issued and outstanding                                --             --
     Class A common stock, $0.01 par value, 150,000,000
     shares authorized, 75,633,333 shares issued and
     outstanding                                                           756            756
     Class B common stock, $0.01 par value, 250,000,000
     shares authorized, 8,855,000 shares issued and
     outstanding                                                            89             89
     Additional paid-in capital                                        151,478        151,478
     Retained earnings                                                  45,509         59,878
     Less: Treasury stock (2,349,882 Class B shares at                 (12,585)            --
     cost)
     Accumulated other comprehensive income                              2,267            668
                                                                     ---------      ---------
         Total stockholders' equity                                    187,514        212,869
                                                                     ---------      ---------
         Total liabilities and stockholders' equity                  $ 237,113      $ 287,592
                                                                     ---------      ---------

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)


                                                           Year Ended December 31,
                                            ------------------------------------------------
                                                2002              2001              2000
                                            ------------      ------------      ------------
REVENUE:
     Product revenue                        $    151,780      $    199,637      $    194,200
     Service revenue                              71,804            61,214            39,446
                                            ------------      ------------      ------------
         Total revenue                           223,584           260,851           233,646
                                            ------------      ------------      ------------
COST OF REVENUE:
     Cost of product revenue                      95,536           116,319            92,014
     Cost of service revenue                      43,593            39,759            25,026
                                            ------------      ------------      ------------
         Total cost of revenue                   139,129           156,078           117,040
                                            ------------      ------------      ------------
           Gross margin                           84,455           104,773           116,606
                                            ------------      ------------      ------------
OPERATING EXPENSES:
     Research, development and
     engineering                                  23,105            27,848            22,589
     Selling, general and
     administrative                               66,372            74,878            58,898
     Amortization of goodwill and
     other intangibles                               854             4,964             2,263
     Restructuring and special
     charges                                      12,013            11,390              (540)
     Asset impairment charges                      5,257            16,057                --
     Write off of acquired in-process
     technology from Varcom acquisition               --                --            10,000
                                            ------------      ------------      ------------
         Operating expenses                      107,601           135,137            93,210
                                            ------------      ------------      ------------
OPERATING INCOME (LOSS)                          (23,146)          (30,634)           23,396
INTEREST INCOME                                     (450)             (596)             (467)
INTEREST INCOME RELATED PARTY                       (975)           (3,762)           (1,292)
INTEREST EXPENSE                                     167               311               161
INTEREST EXPENSE RELATED PARTY                       254               461             1,250
OTHER (INCOME) EXPENSE                                44                98               (22)
                                            ------------      ------------      ------------
     Income (loss) before income taxes           (22,186)          (26,876)           23,766
INCOME TAX EXPENSE (BENEFIT)                      (7,817)           (9,131)            9,506
                                            ------------      ------------      ------------
NET INCOME (LOSS)                           $    (14,369)     $    (17,745)     $     14,260
                                            ------------      ------------      ------------
BASIC AND DILUTED EARNINGS
    (LOSS) PER COMMON SHARE:
     Basic and diluted earnings
     (loss) per common share                $      (0.17)     $      (0.21)     $       0.18
                                            ------------      ------------      ------------
     Shares used in computing basic
     earnings (loss) per common share         83,108,092        84,488,333        77,961,004
                                            ------------      ------------      ------------
     Shares used in computing
     diluted earnings (loss)
     per common share                         83,108,092        84,488,333        78,674,645
                                            ------------      ------------      ------------

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (In thousands, except share and per share data)


                                                                                                           ACCUMULATED
                                                                                                NET         OTHER
                                                            ADDITIONAL   RETAINED             EQUITY OF  COMPREHENSIVE
                                PREFERRED    COMMON STOCK    PAID IN      EARNINGS  TREASURY  COMBINED      INCOME
                                  STOCK    CLASS A  CLASS B  CAPITAL     (DEFICIT)   STOCK      UNITS        (LOSS)       TOTAL
                                ---------  -------  ------- ----------   ---------  --------  ---------  -------------  ---------
Balance at
December 31, 1999                      --     756     --       (5,335)      82,426        --       730         (79)         78,498
                                                                                                                         ---------
Comprehensive Income:
Net income (loss)                      --      --     --           --       14,294        --       (34)         --          14,260

Other comprehensive income-
 Foreign currency translation          --      --     --           --           --        --        --         687             687
                                                                                                                         ---------

Total comprehensive income                                                                                                  14,947

Net change in intercompany
 accounts with Parent                  --      --     --        8,297           --        --       112          --           8,409

Transfer of a division of
General Signal Limited
to Inrange                             --      --     --        2,373       (1,565)       --      (808)         --              --

Net proceeds
from initial public offering           --      --     89      128,111           --        --        --          --         128,200

Stock options
issued to non-employees                --      --     --          500           --        --        --          --             500
                                 --------    ----    ---    ---------     --------  --------     -----     -------       ---------

Balance at December 31, 2000           --     756     89      133,946       95,155        --        --         608         230,554
                                                                                                                         ---------


Comprehensive Loss:

Net loss                               --      --     --           --      (17,745)       --        --          --         (17,745)
Other comprehensive income-
Foreign currency translation           --      --     --           --           --        --        --          60              60
                                                                                                                         ---------

Total comprehensive loss                                                                                                   (17,685)

Non-cash
deemed dividend                        --      --     --       17,532      (17,532)       --        --          --              --
                                 --------    ----    ---    ---------     --------  --------     -----     -------       ---------
Balance at
December 31, 2001                $     --    $756    $89    $ 151,478     $ 59,878  $     --         $     $   668       $ 212,869

Comprehensive Loss:

Net loss                               --      --     --           --      (14,369)       --        --          --         (14,369)

Other comprehensive income-
Foreign currency
translation                            --      --     --           --           --        --        --       1,599           1,599
                                                                                                                         ---------

Total comprehensive loss                                                                                                   (12,770)

Treasury stock                         --      --     --           --           --   (12,585)       --          --         (12,585)
                                 --------    ----    ---    ---------     --------  --------     -----     -------       ---------

Balance at
December 31, 2002                $     --    $756    $89    $ 151,478     $ 45,509  $(12,585)    $  --     $ 2,267       $ 187,514
                                 --------    ----    ---    ---------     --------  --------     -----     -------       ---------

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 (In thousands, except share and per share data)


                                                                                             Year Ended December 31,
                                                                                     ---------------------------------------
                                                                                       2002           2001           2000
                                                                                     ---------      ---------      ---------
Cash Flow from Operating Activities:
   Net income (loss)                                                                 $ (14,369)     $ (17,745)     $  14,260
   Adjustments to reconcile net income (loss) to net cash from operating activities:
     Depreciation                                                                        8,988          6,809          5,956
     Amortization of goodwill and other intangibles                                      5,478          7,058          2,778
     Amortization of other assets                                                        9,615          9,037          5,423
     Accretion of interest on seller notes                                                  83            311            161
     Non-cash restructuring, special and asset impairment charges                        5,257         16,057           (540)
     Deferred income taxes                                                               1,243         (8,476)        (2,899)
     Write-off of acquired in-process technology from Varcom
     acquisition                                                                            --             --         10,000
Changes in operating assets and liabilities, net of the effects of acquisitions:
     Accounts receivable                                                                 9,335         13,821        (23,068)
     Inventories                                                                           643          1,119          1,051
     Prepaid expenses and other current assets                                            (132)         2,287         (3,762)
     Accounts payable                                                                  (15,149)         3,093          2,709
     Accrued expenses                                                                   (8,746)         2,660         11,961
     Deferred revenue                                                                    3,048            709           (673)
                                                                                     ---------      ---------      ---------
         Net cash from operating activities                                              5,294         36,740         23,357
                                                                                     ---------      ---------      ---------
Cash Flow from (used in) Investing Activities:
   Purchases of property, plant and equipment, net                                      (5,586)       (13,052)        (5,193)
   Cash paid for businesses acquired including                                            (826)       (19,364)       (55,376)
   transaction costs, net of cash acquired
   Decrease (increase) in demand note with SPX Corporation                              26,638         18,781        (60,956)
   Proceeds from sale of real estate                                                        --             --          5,233
   Capitalized software costs                                                           (8,448)        (9,408)        (6,693)
   Increase in demonstration equipment and other assets                                 (2,020)        (6,753)        (6,051)
   Payment for product rights                                                           (5,087)        (7,756)        (2,863)
   Purchase of investment                                                                   --             --         (3,000)
                                                                                     ---------      ---------      ---------
         Net cash from (used in) investing activities                                    4,671        (37,552       (134,899)
                                                                                     ---------      ---------      ---------
Cash Flow from (used in) Financing Activities:
   Net borrowings (payments) under lines of credit                                          --             --         (4,067)
   Proceeds from initial public offering, net                                               --             --        128,200
   Payments on long-term debt                                                           (1,250)        (4,865)           (64)
   Purchase of treasury stock                                                          (12,585)            --             --
   Proceeds from (payments to) SPX                                                          --             --          8,409
                                                                                     ---------      ---------      ---------
         Net cash from (used in) financing activities                                  (13,835)        (4,865)       132,478
                                                                                     ---------      ---------      ---------
Effect of Foreign Currency Translation                                                   1,599             60            687
                                                                                     ---------      ---------      ---------
Net Increase (Decrease) in Cash and Cash Equivalents                                    (2,271)        (5,617)        21,623
Cash and Cash Equivalents at Beginning of Year                                          17,029         22,646          1,023
                                                                                     ---------      ---------      ---------
Cash and Cash Equivalents at End of Year                                             $  14,758      $  17,029      $  22,646
                                                                                     ---------      ---------      ---------


        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

1.   BASIS OF PRESENTATION:

     Inrange Technologies Corporation ( "Inrange" or the "Company" ) designs, manufactures, markets and services switching and networking products for storage and data networks. Inrange s products provide fast and reliable connections among networks of computers and related devices, allowing customers to manage and expand large, complex storage networks efficiently, without geographic limitations. The Company serves Fortune 1000 businesses and other large enterprises that operate large-scale systems where reliability and continuous availability are critical. Inrange s solutions solve the growing data storage challenges facing IT organizations, while providing investment protection and a proven foundation for future growth.

     The Company is a majority-owned subsidiary of SPX Corporation ( "SPX" or the 'Parent" ). SPX provides certain services to the Company, including general management and administrative services for employee benefit programs, insurance, legal, treasury and tax compliance. SPX charges for these services and such costs are reflected in the consolidated statement of operations (see Note 4).

     The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

     In September 2000, the Company completed an initial public offering of 8,855,000 shares of Class B Common stock at $16.00 per share and received net proceeds of $128,200. The proceeds were used to repay borrowings of $54,929 from SPX to fund certain acquisitions in the second and third quarters of 2000 and accrued interest thereon of $777. The remaining proceeds are being used for general corporate purposes. Pending use of the proceeds, however, the Company invested $15,000 in a money market account and the remaining net proceeds were loaned to SPX under a demand note (see Note 4).

     The Parent uses a centralized cash management system for all of its domestic operations, including those of the Company. The net amount of daily cash transactions is transferred to the Parent and other intercompany transactions between the Parent and the Company through the initial public offering were recorded as a component of equity of the Company. Thereafter, these transactions are reflected as an increase or decrease in the demand note due from SPX (see Note 4).

2.   SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions between or among the Company and its wholly owned subsidiaries have been eliminated in consolidation.

     Use of Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents

     The Company considers highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist principally of cash deposited in money market accounts of $13,372 and $13,136 at December 31, 2002 and 2001, respectively.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

Inventories

     Inventories are valued at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. Inventories on hand include the cost of materials, freight, direct labor and manufacturing overhead.

     Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Major additions or improvements are capitalized, while repairs and maintenance are charged to expense. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to ten years for machinery, equipment and furniture to forty years for the building. Leasehold improvements are amortized over the shorter of the life of the related asset or the term of the lease.

     Goodwill

     Goodwill representing the excess of the costs over the net tangible and identifiable intangible assets of acquired businesses, is stated at cost. Before the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 on January 1, 2002, goodwill was amortized on a straight-line basis over periods ranging from 10 to 20 years, the estimated future period to be benefited. Goodwill was $47,057, and $45,432 at December 31, 2002 and 2001, respectively (See Note 8).

     Software Development Costs

     Costs incurred in the research and development of new software included in products are charged to expense as incurred until technological feasibility is established. After technological feasibility is established, additional costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," until the product is available for general release. Such costs are amortized over the lesser of three years or the economic life of the related products and the amortization is included in cost of revenue. Management performs both an annual and periodic review of the recoverability of unamortized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable product, any remaining capitalized amounts are written off.

     Long-lived assets

     In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company records impairment losses on long-lived assets used in operations whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. Should impairment be identified, a loss would be reported to the extent that the carrying value of the impaired assets exceeds their fair values as determined by valuation techniques appropriate in the circumstances that could include the use of similar projections on a discounted basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. As of December 31, 2002 and 2001, management evaluated whether an impairment had occurred under the guidelines established and believes that no impairment has occurred other than the items discussed in
Note 5. Long-lived assets to be disposed of by sale as determined under the guidelines established by SFAS No. 144, are carried at the lower of their carrying amount or fair value less cost to sell. These assets are no longer depreciated (amortized).

     Warranty

     In the normal course of business we issue product warranties for specific product lines and provide for the estimated future warranty cost in the period in which the sale is recorded. We provide for the estimate of warranty cost based on contract terms and historical warranty loss experience that is periodically adjusted for recent actual experience. Because warranty estimates are forecasts that are based on the best available information, claims costs may differ from amounts provided. Adjustments to initial obligations for warranties are made as changes in the obligations become reasonably estimable. The following is an analysis of our product warranty accrual in 2002:

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

                                                                              2002
                                                                            ----------
                  Balance at beginning of year                              $    1,793
                  Provisions                                                     3,905
                  Usage                                                         (4,081)
                                                                            ----------
                  Balance at end of year                                    $    1,617
                                                                            ----------

     Income Taxes

     The Company accounts for income taxes under SFAS No. 109, " Accounting for Income Taxes." SFAS No. 109 requires the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized.

     Revenue Recognition

     The Company recognizes revenue upon shipment of products with standard configurations. Revenue from products with other than standard configurations is recognized upon customer acceptance or when all of the terms of the sales agreement have been fulfilled. Amounts billed for shipping and handling are included in revenue and the related costs are included in cost of revenue. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on its experience. Service revenue is derived primarily from maintenance contracts and professional consulting arrangements. Maintenance contract revenue is recognized on a straight-line basis over the terms of the contracts and revenue from professional consulting arrangements is recognized when the service is provided.

     The Company sells its products and services to a large number of customers in various industries and geographical areas. The Company's trade accounts receivable are exposed to credit risk, however, the risk is limited due to the general diversity of the customer base. The Company performs ongoing credit evaluations of its customers' financial condition and maintains reserves for potential bad debt losses. In 2001, one of the Company's customers filed for bankruptcy. Until the matter is fully resolved, the Company has provided a reserve that management believes is adequate to cover exposure related to this matter. One customer represented 27.4% of total accounts receivable in 2002. No single customer represented greater than ten percent of accounts receivable in 2001. One customer represented 17.1% of total revenue in 2002. No single customer represented greater than ten percent of revenue in 2001.

Foreign Currency Translation

     All assets and liabilities of the Company 's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Revenue and expense items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded as a component of stockholders equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Transaction gains (losses) were ($26), ($25) and $217 in 2002, 2001 and 2000, respectively, and are included in other (income) expense in the accompanying consolidated statements of operations.

     Post-employment Benefits Other than Pensions

     The Parent provides certain severance benefits to former or inactive employees during the period following employment but before retirement, including the employees of the Company. The Parent accrues the costs of such benefits over the expected service lives of the employees in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Severance benefits resulting from actions not in the ordinary course of business are accrued when those actions occur. The Parent has not allocated any of the costs of the post-employment benefits other than pensions to the Company. Management believes that an allocation of the costs would not result in a material charge to the consolidated statements of operations and would not be material to the consolidated balance sheets.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     Earnings per Common Share

     The Company has presented earnings per common share under SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period while diluted earnings per share reflects the potential dilution from the exercise or conversion of securities into common stock. The shares used in the computation of earnings per common share retroactively reflect the recapitalization discussed in Note 13. Diluted earnings per share in 2000 reflects the effect of outstanding stock options, which increased the weighted average shares used in the basic calculation by 713,641. At December 31, 2001, there were outstanding options to purchase 7,177,550 shares of class B common stock at prices ranging from $4.35 to $36.88 per share. At December 31, 2002, there were outstanding options to purchase 5,706,550 shares of class B common stock at prices ranging from $2.25 to $25.63 per share. These stock options were not included in the loss per share calculation for the year ended December 31, 2002 or 2001 as the impact would be antidilutive.

     Stock Based Employee Compensation

     The Company has a stock based compensation plan. The Company accounts for its stock-based employee compensation under Accounting Principles Board ( APB ) Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly no stock option expense is recognized. We have adopted the disclosure only provisions of Statement of Financial Accounting Standards ( SFAS ) No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123." Refer to Note 19 for the disclosure information required under SFAS No. 148.

     Reclassifications

     Certain reclassifications have been made to prior period balances to conform to the current period presentation. In accordance with the adoption of SFAS No. 141 and No. 142, the Company has reclassified intangible assets to a separate line item from goodwill on the Consolidated Balance Sheets.

     Supplemental Cash Flow Disclosure

     The Company paid income taxes of $2,424, $5,214 and $12,357 in 2002, 2001 and 2000, respectively. The Company paid interest of $398, $636 and $1,411 in 2002, 2001 and 2000, respectively.

     Recent Accounting Pronouncements

     In June, 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141) and SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS No.
142). These pronouncements change the accounting for business combinations, goodwill and intangible assets. Effective July 1, 2001 all business combinations should be accounted for under the purchase method of accounting. The requirements of SFAS No. 141 are effective for any business combination that is completed after June 30, 2001, and the amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we adopted the provisions of SFAS No. 142, as required, on January 1, 2002. See
Note 8 to the Consolidated Financial Statements for further discussion of the impact of adopting SFAS No. 141 and SFAS No. 142.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The provisions of SFAS No. 143 require that asset retirement obligations that are identifiable upon acquisition and construction, and during the operating life of a long-lived asset, be recorded as a liability using the present value of the estimated cash flows. A corresponding amount would be capitalized as part of the asset s carrying amount and amortized to expense over the asset s useful life. The Company will adopt the provisions of SFAS No. 143 effective January 1, 2003. The Company does not expect the adoption of this statement to have a material impact on our financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS No. 144). SFAS No. 144 supersedes SFAS No. 121 and also supersedes certain provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of a Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

Transactions." SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flow and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144 establishes a single model for accounting for long-lived assets to be disposed of by sale. As required, the Company has adopted the provisions of SFAS No. 144 effective January 1, 2002. The provisions of SFAS No. 144 will generally be applied prospectively, and at this time, the Company estimates that the impact of adoption will not be material to its financial position or results of operations.

     In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). This standard nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring. " The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at a date of a commitment to an exit or disposal plan. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002. As the provisions of SFAS No. 146 are to be applied prospectively after adoption date, the Company cannot determine the potential effects that the adoption of SFAS No. 146 will have on its financial statements.

     In November 2002, the FASB issued Financial Interpretation No. 45 (' FIN 45" ), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others. FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provision of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that the adoption of this standard will not have a material impact on its financial statements.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure- an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and it requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As of December 31, 2002, the Company has adopted the disclosure-only provisions of SFAS 148 and will continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 had no impact on the Company's financial position or results of operations.

3.   ACQUISITIONS:

     The Company made no acquisitions in 2002. In 2001, the Company acquired three consulting businesses to help customers plan, assess, and implement storage area networks and business continuance strategies. In January 2001, the Company completed the acquisition of Prevail Technology ( "Prevail" ). Prevail, located in Waltham, Massachusetts, provides professional services with expertise in designing and implementing high availability solutions for IT infrastructures and e-business environments. In May 2001, the Company completed the acquisition of Onex, Incorporated ( Onex ). Onex, located in Indianapolis, Indiana, is a technology consulting company that designs mission critical network infrastructure and implements e-Business and enterprise resource planning solutions. In September 2001, the Company completed the acquisition of eB Networks. eB Networks, located in Parsippany, New Jersey, is noted for its expertise in design and support services for enterprise network infrastructures. The three businesses were consolidated into a single subsidiary, Inrange Global Consulting, Inc.

     The acquisitions were recorded using the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated results of the Company since the respective acquisition dates. The aggregate purchase price of these acquisitions, net of acquired cash, was $20,048, of which $5,731 was allocated to net tangible assets and the remaining $14,317 of which was classified as goodwill and other intangibles. The net cash paid for the acquisitions completed in 2001 was $19,634. This amount included additional payments to sellers in 2001 of $1,304 and excludes $47 of acquired cash.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     A summary of the allocation of purchase price to the net assets acquired in 2001 and comparison of total 2001 acquisition purchase prices paid to 2000 totals is as follows:

                                                                            eB           2001           2000
                                                Prevail      Onex         Networks       Total          Total
                                               --------     --------      --------      --------      --------
Purchase price-
   Cash paid for acquisition including
   transaction costs                           $  3,010     $ 10,232      $  4,865      $ 18,107      $ 55,416
   Purchase price adjustment due to seller           --           --            --            --         1,615
   Due to seller                                    200        1,200           541         1,941         3,945
                                               --------     --------      --------      --------      --------
                                               $  3,210     $ 11,432      $  5,406      $ 20,048      $ 60,976
                                               --------     --------      --------      --------      --------
Purchase price allocation-
   Cash                                        $     35     $     12      $     --      $     47      $     40
   Accounts receivable, net                         717        2,091         1,936         4,744         5,883
   Inventories                                       --           --            --            --         2,698
   Prepaid expenses and other                        39          134            16           189           133
   Property, plant and equipment, net               157          686           948         1,791         6,774
   Purchased research and development                --           --            --            --        10,000
   Identifiable intangibles                          --           --            --            --         8,750
   Other assets                                      23           --            45            68            --
   Goodwill                                       2,239        9,078         3,000        14,317        30,432
   Accounts payable                                  --         (249)           --          (249)         (374)
   Accrued expenses                                  --          (75)         (482)         (557)       (2,165)
   Deferred revenue                                  --         (245)          (57)         (302)       (1,195)
                                               --------     --------      --------      --------      --------
                                               $  3,210     $ 11,432      $  5,406      $ 20,048      $ 60,976
                                               --------     --------      --------      --------      --------

     In June 2000, the Company acquired two distribution businesses (TCS and STI) for an aggregate purchase price of approximately $6,400. The Company paid $4,100 at closing and additional amounts were payable after the first and second years from the closing of the acquisitions based upon the achievement of certain sales targets. The first installment of $1,600 was paid in November 2001. The second payment of $826 was made in July 2002.

     In August 2000, the Company completed the acquisitions of the net assets of Varcom Corporation (Varcom) and Computerm Corporation (Computerm). Varcom is located in Fairfax, Virginia and provides network management hardware, software and services. Computerm is located in Pittsburgh, Pennsylvania and offers high performance channel extension products and services that allow storage networking applications to operate over wide area networks. The purchase price of Varcom was $25,000, which included a non-interest bearing seller note of $1,500 that was paid in August 2002. The purchase price of Computerm was $30,000, which included a non-interest bearing seller note of $3,000 that was paid in August 2001. The Computerm acquisition agreement contained a purchase price adjustment mechanism based on a net asset target of $10,661 as of the closing date of the acquisition. The purchase price adjustment was settled in 2001 for $15.

     The allocation of the purchase price to identifiable intangible assets, acquired in-process technology and goodwill, has been determined by management based on an analysis of factors such as historical operating results, discounts of cash flow projections and specific evaluations of products, customers and other information.

As of the acquisition date, Varcom had in-process technology projects that had not reached technological feasibility and did not have any alternative future uses. A value of $10,000 was assigned to these in-process technology projects. This value excluded the efforts to be expended on the development projects and solely reflected progress made as of the acquisition date. The in-process technology projects were for the development of two new products. Based on an assessment of factors including time spent on the project compared to total expected project time and expenses incurred to date compared to total project expenses, management estimated that the projects were 77% and 48% complete, respectively. The total cost incurred for these projects was approximately $4,000 as of the acquisition date. Total expected cost to complete these projects was approximately $1,500. In accordance with SFAS No. 2, "Accounting for Research and Development Costs," as clarified by FASB Interpretation No. 4 "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method," amounts assigned to acquired in-process technology meeting the above criteria were charged to expenses as part of the allocation of the purchase price of the acquisition.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     Subsequent to the Varcom acquisition, sales and operating profit from the Varcom products have not met the projections that were originally used to determine the purchase price for the business. As a result of these factors management reviewed the goodwill from the Varcom acquisition for impairment. The Company measured impairment based on the fair value of the Varcom business, which was based on an analysis that considered the discounted cash flows from the Varcom product line and the value of the Varcom business based on acquisitions of similar companies. For purposes of determining future discounted cash flows from the Varcom product lines, the Company used historical results and current projections. These projected cash flows were then discounted at a rate corresponding to the Company s estimated cost of capital as adjusted for the risk premium related to the specific Varcom products. For the year ended December 31, 2001, the Company recorded an impairment charge of $5,000 related to the goodwill recorded in connection with the Varcom acquisition (see Note 5). The remaining goodwill of $5,390 was being amortized through December 31, 2001 and is now accounted for in accordance SFAS No. 142 (see Note 2).

     Management anticipates that successful completion of the in-process technology projects will allow for the ongoing enhancement of product offerings. There are risks associated with the projects that may prevent them from becoming viable products that result in revenues. These risks include, but are not limited to, the successful development of the underlying technology and the ability to market these products.

     The other identified intangibles recorded in purchase accounting consist of developed technology, customer lists and assembled workforce. These intangible assets were being amortized over five to 12 years based on the estimated useful lives for the year ended December 31, 2001. As of December 31, 2001, the gross value of the other identified intangibles and accumulated amortization was $8,750 and $1,353 respectively. For the year ended December 31, 2001, goodwill was being amortized over 10 to 20 years (see Note 2). Amortization of goodwill and other intangible assets was $4,964 and $2,263 in 2001 and 2000, respectively (see Note 8).

     The following unaudited pro forma information presents the results of the Company's operations for the years ended December 31, 2001 and 2000 as though each of the acquisitions had been completed as of January 1, 2001 and 2000. The actual results for the year ended December 31, 2002 are presented for comparative purposes:

                                                                      Year Ended
                                                                      December 31,
                                                         ---------------------------------------
                                                           2002           2001           2000
                                                         ---------      ---------      ---------
Total revenue                                            $ 223,584      $ 282,381      $ 286,012
                                                         ---------      ---------      ---------
Net income (loss)                                        $ (14,369)     $ (20,291)     $  11,554
                                                         ---------      ---------      ---------
Basic and diluted net income (loss) per common share     $   (0.17)     $   (0.24)     $    0.15
                                                         ---------      ---------      ---------

     The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions been completed as of January 1, 2000 or the results that may occur in the future.

4.   TRANSACTIONS WITH SPX:

     There are no intercompany purchase or sale transactions between SPX and the Company. SPX incurs costs for various matters for Inrange and other subsidiaries, including administration of common employee benefit programs, insurance, legal, accounting and other items that are attributable to its subsidiaries' operations. These costs are allocated based on estimated time incurred to provide the services to each subsidiary. The consolidated financial statements reflect allocated charges from SPX for these services of $150, $200 and $100 for 2002, 2001 and 2000, respectively. Management of SPX and the Company believe that the allocated costs are reasonable and reflect the effort involved in providing the services and also represent what the costs would have been on a stand-alone basis. In addition, direct costs incurred by SPX on behalf of the Company are charged to the Company. The direct costs were $9,226, $8,173 and $7,457 for 2002, 2001 and 2000, respectively.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     Advances and other intercompany charges after the initial public offering are recorded as a component of the demand note due from SPX. As of December 31, 2002 and 2001, the outstanding balance of the demand note from SPX was $15,537 and $42,175, respectively. The demand note bears interest at the average rate of the SPX credit facilities and the interest is recorded on a monthly basis as interest income. The interest rate was 4.44% and 5.56% at December 31, 2002 and 2001, respectively. The accompanying statements of operations for 2002 and 2001 include interest income of $975 and $3,762, respectively, relating to interest income from the demand note from SPX.

5.   RESTRUCTURING, SPECIAL CHARGES AND ASSET IMPAIRMENT CHARGES:

     The Company recorded restructuring, special charges and asset impairment charges of $17,270, $27,447 and $(540) in 2002, 2001 and 2000, respectively, for restructuring initiatives and asset impairments. The components of the charges have been computed based on actual cash payouts, management's estimate of the realizable value of the affected tangible and intangible assets and estimated exit costs, including severance and other employee benefits based on existing severance policies and local laws. The purpose of these restructuring initiatives is to improve profitability, streamline operations, reduce costs and improve efficiency.

     EITF No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs. Employee termination costs are recognized when, management having the appropriate level of authority to involuntarily terminate employees, approves and commits the Company to the plan of termination, establishes the benefits that current employees will receive upon termination, and prior to the date of the financial statements, the benefit arrangement is communicated to employees. The communication of the benefit arrangement includes sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are terminated. Other exit costs are costs resulting from an exit plan that are not associated with, or that do not benefit, activities that will be continued. The Company records that cost if it is not associated with, or is not incurred to generate, revenues after exit plan's commitment date, and it meets either of the following criteria: (1) the cost is incremental to other costs that the Company incurs in the conduct of its activities prior to the commitment date and will be incurred as a direct result of the exit plan, or
(2) the cost represents amounts that the Company will incur under a contractual obligation that existed prior to the commitment date and will either continue after the exit plan is completed with no economic benefit to the Company or be a penalty incurred by the Company to cancel the contractual obligation.

     Non-cash asset impairments are accounted for in accordance with SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets. " Typically, the Company's non-cash asset impairments arise from business restructuring decisions that lead to the disposition of assets no longer required in the restructuring business. For these situations, the Company recognizes an impairment loss when the carrying amount of an asset exceeds the sum of the cash flows expected to result from the use and eventual disposition of the asset. Should impairment be identified, a loss would be reported to the extent that the carrying value of the impaired assets exceeds their fair values. Realization values for assets subject to impairment testing are primarily determined by third-party appraisals, quoted market prices or previous experience. If an impaired asset remains in service at the decision date, the remaining net book value is depreciated until the asset is no longer used in operating activities. When an impaired asset is removed from service, sale of the asset is probable, and the asset is made available for sale, depreciation of the asset is discontinued and the asset is determined to be an asset for sale.

     Restructuring, special charges and asset impairment charges for the years ended 2002, 2001 and 2000 are outlined below and are described in more detail below. Other costs for 2002 include lease abandonment costs associated with other cost reduction initiatives other than the facility consolidation. Other costs for 2001 include amounts recorded in connection with a contractual settlement and amounts associated with existing obligations related to discontinued product lines.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

                                            Year Ended
                                            December 31,
                                 -----------------------------------
                                   2002          2001         2000
                                 --------      --------     --------
Employee termination costs       $  7,561      $  5,720     $     --
Facility consolidation costs        5,737            --           --
Other cash costs                      215         5,670           --
Other non-cash                         --            --          500
Non-cash asset write-downs          5,257        16,057           --
Reversal of previous charges       (1,500)           --       (1,040)
                                 --------      --------     --------
     Total                       $ 17,270      $ 27,447     $   (540)
                                 --------      --------     --------

     In the second quarter of 2002, the Company announced steps to reduce costs in response to revenue and margin pressures and recorded restructuring, special and asset impairment charges totaling $11.7 million. In addition, the Company recorded inventory write-offs totaling $0.2 million as a component of the cost of product revenues. The Company announced the decision to consolidate its engineering facilities into our Lumberton, New Jersey location. A facility in Fairfax, Virginia was closed in June 2002. Engineering facilities in Shelton, Connecticut and Pittsburgh, Pennsylvania were closed during the third quarter 2002. The Company recorded restructuring, special and asset impairment charges totaling $6.5 million related to the facility consolidation. The restructuring and special charges primarily included severance and lease abandonment costs totaling $6.0 million. A total of 147 employees were terminated as of December 31, 2002, related to this cost reduction initiative. The asset impairment charges totaled $0.5 million and included asset write-downs associated with the facility closings. The Company recorded additional restructuring, special and asset impairment charges of $5.2 million related to on-going efforts to reduce costs. Those impairment charges totaled $3.1 million consisting of asset write-downs associated with discontinued product lines.

     In the third quarter of 2002, the Company recorded $1.5 million in restructuring and special charges. These costs related primarily to employee relocation and equipment moving associated with the facility consolidation.

     In the fourth quarter of 2002, the Company recorded $5.6 million in restructuring and special charges. These costs related primarily to revisions of our 2002, second quarter estimates related to facility consolidation and further cost reduction actions. Asset impairment costs totaling $1.7 million were recorded including $1.1 million related to the write-down of the Company's Pittsburgh property, which is classified as Property held for sale as of December 31, 2002 on the consolidated balance sheets. The Pittsburgh property has been recorded at the lower of its carrying amount or fair value less cost to sell in accordance with the guidelines established under SFAS No. 144. Additionally, $0.6 million related to the write-off of purchased software. The Company also recorded an additional $1.4 million accrual for lease abandonment costs related to our Shelton property. Severance costs related to cost reduction actions taken during the fourth quarter were recorded totaling $2.2 million. Of the total of 62 employees who received notice and were terminated in relation to this cost reduction initiative, 57 left the Company before December 31, 2002. Restructuring and special charges totaling $0.3 were incurred related primarily to employee relocation associated with the facility consolidation.

     In the fourth quarter of 2002, the Company revised its estimate of the remaining 2001 and second quarter 2002 restructuring costs expect to be incurred, resulting in the reversal of a total of $1.5 million in costs. Amounts totaling $1.2 million and $0.3 million related to 2002 and 2001, respectively. These reversals related primarily to severance and facility consolidation estimates.

     In the second quarter of 2001, the Company announced a restructuring initiative and its exit from the telecommunications business. As a result, the Company recorded charges of $12,931. The charges included severance, lease abandonment costs, asset impairments and inventory write-offs. The charges for inventory write-offs of $4,904 were recorded as components of cost of revenue. Asset impairment charges of $4,773 related to asset write-downs associated with discontinued product lines and remaining charges of $3,254 were included as special charges in the accompanying statements of operations. The $3,254 of special charges included $2,602 for a reduction in headcount of 77 employees in selected non-strategic product areas and $652 associated with existing obligations related to discontinued product lines. The severance and other payments associated with this initiative were completed in 2002.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     In the third quarter of 2001, the Company recorded a special charge of $2,700 related to the write down of a strategic investment made in a supplier.

     In the fourth quarter of 2001, the Company announced a restructuring initiative resulting in charges of $16,720. The charges included severance, asset impairments and amounts related to the settlement of contractual obligations. Asset impairment charges of $8,120 related to the impairment of goodwill from an acquisition completed in 2000 (see Note 3) and asset write-downs associated with discontinued product lines. Charges totaling $5,219 were recorded in connection with a contractual settlement on a discontinued product and charges of $3,381 related to reduction in headcount of 122 employees in selected non-strategic product areas.

     In June 2000, the Company issued options to purchase shares of Class B common stock to directors and employees of SPX (see Note 19). In connection with these outstanding options, the Company recorded a special charge of $500 to the consolidated statement of operations to reflect the fair value of these options as measured on a rolling quarterly basis.

     Also in 2000, the Company revised its estimates of the remaining 1999 restructuring costs expected to be incurred, resulting in the reversal of special charges of $1,040.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     The following table details the changes to the Company s disposition related accruals:

                                        Employee         Facility
                                       Termination    Consolidation       Other           Cash
                                          Costs           Costs           Costs           Total
                                       -----------    -------------      --------        --------
Balance at December 31, 1999             $     --        $     --        $  2,196        $  2,196
     Reversal of previous charges              --              --          (1,040)         (1,040)
     Cash payments                             --              --            (865)           (865)
                                         --------        --------        --------        --------
Balance at December 31, 2000:            $     --        $     --        $    291        $    291
Restructuring and special charges           5,720              --           5,670          11,390
     Cash payments                         (3,550)             --            (256)         (3,806)
                                         --------        --------        --------        --------
Balance at December 31, 2001:            $  2,170        $     --        $  5,705        $  7,875
Restructuring and special charges           7,561           5,737             215          13,513
Reversal of previous charges                 (471)           (754)           (275)         (1,500)
     Cash payments                         (6,633)         (1,625)         (5,645)        (13,903)
                                         --------        --------        --------        --------
     Balance at December 31, 2002:       $  2,627        $  3,358        $     --        $  5,985
                                         --------        --------        --------        --------

6.   INVENTORIES:

                                      December 31,
                                  ---------------------
                                   2002          2001
                                  -------       -------
Raw materials                     $12,780       $13,489
Work-in-process                       813           708
Finished goods                     13,916        13,955
                                  -------       -------
     Total inventories, net       $27,509       $28,152
                                  -------       -------

7.   PROPERTY, PLANT AND EQUIPMENT:

                                                     December 31,
                                                ------------------------
                                                  2002            2001
                                                --------        --------
Land                                            $     --        $    200
Building                                              --           2,543
Leasehold and building improvements                1,504           2,327
Machinery, equipment and furniture                61,864          56,423
                                                --------        --------
                                                  63,368          61,493
Accumulated depreciation and amortization       $(46,727)       $(38,158)
                                                --------        --------
Net property, plant and equipment               $ 16,641        $ 23,335
                                                --------        --------

     Depreciation and amortization expense was $8,988, $6,809 and $5,956 in 2002, 2001 and 2000, respectively.

8.   GOODWILL AND OTHER INTANGIBLES

     On July 20, 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS No. 141") and SFAS No. 142 Goodwill and Other Intangible Assets (SFAS No.
142). These pronouncements changed the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminated the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. SFAS No. 142 states that goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives and assessed for impairment under the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     The requirements of SFAS No. 141 and amortization provisions of SFAS No. 142 were effective for any business combination initiated after July 1, 2001. The Company has not amortized goodwill and indefinite-lived intangibles for acquisitions completed after this date. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt SFAS No. 142 in their fiscal year beginning after December 15, 2001. The Company adopted the remaining provisions of SFAS No. 142 effective January 1, 2002. Upon adoption of this standard, the Company ceased amortizing all remaining goodwill and intangible assets deemed to have indefinite useful lives. The pro forma impact of this change for the years ended December 31, 2001 and 2000 are presented below. The actual results for the year ended December 31, 2002 are presented for comparative purposes:

                                                                Year Ended
                                                                December 31,
                                                 ------------------------------------------
                                                    2002             2001            2000
                                                 ----------        --------        --------
Reported net income (loss)                       $  (14,369)       $(17,745)       $ 14,260
Goodwill amortization, net of tax                        --           2,548           1,082
Workforce amortization, net of tax                       --             165              63
                                                 ----------        --------        --------
Adjusted net income (loss)                          (14,369)        (15,032)         15,405
Basic and diluted income (loss) per share:
     Reported                                    $    (0.17)       $  (0.21)       $   0.18
     Goodwill amortization, net of tax                   --            0.03             .02
     Workforce amortization, net of tax                  --              --              --
                                                 ----------        --------        --------
     Adjusted income (loss) per share            $    (0.17)       $  (0.18)       $   0.20

     In accordance with the transition rules of SFAS No. 142, effective January 1, 2002, the Company established its reporting units based on its current reporting structure. The Company then assigned all existing goodwill to the reporting units, as well as other assets and liabilities that relate to the reporting unit. The Company further completed a review of previously acquired intangible assets and reclassified intangible assets that did not meet the contractual or separable criteria of SFAS No. 141 as goodwill. In total, $1,250 was reclassified as goodwill on January 1, 2002.

     The Company performed its transition impairment testing as of January 1, 2002. Step one involved comparing the carrying values of the reported net assets of our reporting units to their fair values. Fair value was primarily based on discounted cash flow projections but the Company also considered factors such as market capitalization and recent merger transactions involving similar businesses. No reporting units had net assets with carrying values in excess of their fair values, therefore it was not necessary to perform step two of the impairment testing provisions.

     Developed technology represents technology acquired through the Company s 2000 acquisitions of Varcom and Computerm. The technology acquired from Varcom totaling $5,500 is being amortized over eight years. Technology totaling $2,000 from the Company s acquisition of Computerm is being amortized over five years.

     Product rights represent technology licenses for three product lines. Amortization of the technology licenses is included in cost of product revenue and commences upon general availability of the products and continues through the term of the license, not to exceed five years.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     The following table reflects the initial identification and assignment of goodwill and intangible assets to the reporting units and category of intangible assets as of January 1, 2002. Thereafter, activity reflects purchase price for acquisitions completed not more than one year prior to the date of adjustment and amortization. This information is presented on a consolidated basis.

                                                                      Amortized
                                                               ----------------------
                                               Unamortized      Developed     Product
                                                 Goodwill      Technology      Rights        Total
                                               -----------     ----------     -------       -------
Weighted Average Useful Life                                          9             4
  January 1, 2002 gross balance                  $ 45,432       $ 7,500       $15,370       $68,302
  Adjustments                                       1,625            --         3,652         5,277
                                                 --------       -------       -------       -------
December 31, 2002 gross balance                  $ 47,057       $ 7,500       $19,022       $73,579
                                                 --------       -------       -------       -------
January 1, 2002 accumulated amortization                        $ 1,203       $ 2,609       $ 3,812
Amortization                                                        854         4,624         5,478
                                                                -------       -------       -------
December 31, 2002 accumulated amortization                      $ 2,057       $ 7,233       $ 9,290
                                                                -------       -------       -------

    Estimated Amortization Expense:

              For year ended December 31,
              ---------------------------
              2003                               $    854         $   5,350
              2004                                    854             4,636
              2005                                    799             1,592
              2006                                    688               211
              2007                                    688                --

     As policy, the Company will conduct annual impairment testing of all goodwill and indefinite-lived intangibles during the fourth quarter. Goodwill and indefinite-lived intangibles will be reviewed for impairment more frequently if impairment indicators arise. Intangible assets that are subject to amortization are reviewed for impairment in accordance with the provisions of SFAS No. 121 as superseded by SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2002, management evaluated whether an impairment had occurred under the guidelines established and believes that no impairment has occurred other than the items discussed in Note 5.

9.   OTHER ASSETS:

                                         December 31,
                                  ------------------------
                                    2002            2001
                                  --------        --------
Capitalized software              $ 23,759        $ 18,419
Demonstration equipment             19,669          20,781
Investment                             300             300
Other                                  782             560
                                  --------        --------
         Total other assets       $ 44,510        $ 40,060
Accumulated amortization-           (8,041)         (5,807)
Capitalized software
Demonstration equipment            (11,269)         (8,453)
                                  --------        --------
         Net other assets         $ 25,200        $ 25,800
                                  --------        --------

     The Company capitalized $8,448, $9,408 and $6,693 in 2002, 2001 and 2000,
respectively, of software development costs (see Note 2). Amortization expense was $3,940, $3,637 and $2,965 in 2002, 2001 and 2000, respectively and is reflected in research and development costs on the Consolidated Statements of Operations. In

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

2002 and 2001, the Company wrote-off $1,403 and $5,332 of net capitalized software costs, respectively, in connection with the discontinuance of certain product lines (see Note 5).

     Demonstration equipment represents equipment at customer locations for demonstration purposes and equipment used for internal testing purposes. Demonstration equipment is amortized on a straight-line basis over a period not to exceed three years. In connection with asset impairment charges recorded in 2001 (see Note 5), the Company wrote off $1,544, which was the net book value of certain demonstration equipment related to discontinued product lines.

     In connection with asset impairment charges recorded in 2001 (see Note 5), the Company wrote down the value of investments made in two strategic partners by $2,950 based on current estimates of fair market value. In 2002, the Company recorded a special charge of $2,700 related to the write down of a strategic investment made in a supplier.

10.   ACCRUED EXPENSES:

                                                             December 31,
                                                       ---------------------
                                                        2002          2001
                                                       -------       -------
Payroll and other compensation                         $ 5,233       $ 7,231
Accrued income taxes                                        --         5,123
Accrued commissions                                      2,341         2,812
Other accrued expenses                                   6,680         9,054
Special charges and disposition related accruals         5,985         7,875
                                                       -------       -------
         Total accrued expenses                        $20,239       $32,095
                                                       -------       -------

11.  ALLOWANCE FOR DOUBTFUL ACCOUNTS:

                                              Year Ended December 31,
                                      -------------------------------------
                                       2002           2001           2000
                                      -------        -------        -------
Balance at beginning of year          $ 2,671        $ 2,013        $ 1,270
Provision                               1,519          1,882            943
Acquisitions (Note 3)                      --             12             82
Charges                                  (268)        (1,236)          (282)
                                      -------        -------        -------
         Balance at end of year       $ 3,922        $ 2,671        $ 2,013
                                      -------        -------        -------

12.  DEBT:

     In connection with the acquisitions of Computerm and Varcom in August 2000, the Company issued non-interest bearing notes payable to the sellers. The note due to the sellers of Varcom was $1,250 and was paid in August 2002. The note due to the sellers of Computerm was $3,000 and was paid in August 2001. The notes were discounted at ten percent, and imputed interest expense was $83 and $311 for 2002 and 2001, respectively.

     Foreign subsidiaries have separate lines of credit with European banks in their local currency with a U.S. value of approximately $2,000. There were no outstanding balances as of December 31, 2002 or 2001. The lines of credit are guaranteed by SPX.

13.  CAPITAL STOCK:

     On June 29, 2000, a recapitalization was completed whereby the Company authorized 20,000,000 shares of $0.01 par value preferred stock, 150,000,000 shares of $0.01 par value Class A common stock and 250,000,000 shares of $0.01 par value Class B common stock. The 1,000 outstanding shares of $0.01 par value common stock held by the Parent were converted into an aggregate of 75,633,333 shares of Class A common stock. All references to shares outstanding have been retroactively adjusted for this conversion.

     The terms of the preferred stock are to be established by the board of directors, and any or all series of preferred stock could have preferences over the common stock with respect to voting and conversion rights, dividends and other distributions and upon liquidation.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     The Class A common stock and Class B common stock are identical except that the holders of Class A common stock are entitled to five votes for each share held while the holders of the Class B common stock are entitled to one vote for each share held. The Class A common stock is convertible into Class B common stock upon the occurrence of certain events.

     On September 27, 2000, the Company completed an initial public offering of 8,855,000 shares of Class B common stock at $16.00 per share. The Company received net proceeds of $128,200.

     In December 2001, the Board of Directors authorized the repurchase of up to $20,000 of Class B common stock. The purchases will be made at management's discretion in the open market at prevailing prices, or in privately negotiated transactions at then-prevailing prices. Through December 31, 2002, the Company has repurchased a total of 2,349,882 Class B shares at a weighted average price of $5.32 per share for a total of $12,585.

14.  STOCKHOLDERS  EQUITY:

     On June 29, 2000, the Company issued options to purchase 1,331,000 shares of Class B common stock to directors and employees of SPX. The options were granted at $13.00 per share and were fully vested on the grant date. During the third and fourth quarters of 2000, the Company recorded charges to the statement of operations to reflect the fair value of these options as measured on a rolling quarterly basis. In connection with the issuance of Financial Accounting Standards Board s Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25, (FIN 44) and interpretations thereof, the accounting for options granted to parent company employees has been modified. Under interpretations outlined in Emerging Issue Task Force Issue 00-23, the Company is no longer required to record a charge for the options granted to parent company employee's and such options should be treated as a dividend to the parent. On January 1, 2001, the Company recorded a non-cash "deemed dividend" of $17,532, which represents the value of the previously granted options at that date as measured by the Black-Scholes option pricing model.

15.   INCOME TAXES:

     The Company has been included in the consolidated federal income tax return of the Parent. Under the terms of the tax sharing agreement with the Parent, income taxes are determined as if the Company were a separate taxpayer.

     For financial reporting purposes, income (loss) before income taxes include the following components:

                                                 Year Ended December 31,
                                         ----------------------------------------
                                           2002            2001            2000
                                         --------        --------        --------
Income (loss) before income taxes:
United States                            $(27,444)       $(34,363)       $ 18,049
Foreign                                     5,258           7,487           5,717
                                         --------        --------        --------
                                         $(22,186)       $(26,876)       $ 23,766
                                         --------        --------        --------

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

The provision (benefit) for income taxes consists of the following:

                                           Year Ended December 31,
                                   ----------------------------------------
                                     2002            2001            2000
                                   --------        --------        --------
Current provision (benefit):
     Federal                       $(10,360)       $ (5,332)       $  8,189
     Foreign                          2,005           3,275           2,441
     State and local                   (705)          1,402           1,775
                                   --------        --------        --------
                                     (9,060)           (655)         12,405
                                   --------        --------        --------

Deferred provision (benefit):

     Federal                          1,185          (7,128)         (2,427)
     Foreign                            (75)             --              --
     State and local                    133          (1,348)           (472)
                                   --------        --------        --------
                                      1,243          (8,476)         (2,899)
                                    -------         -------         -------
    Total                           $(7,817)        $(9,131)        $ 9,506
                                    -------         -------         -------

Components of the effective income tax rate are as follows:

                                                                                  Year Ended December 31,
                                                                         ---------------------------------------
                                                                          2002            2001            2000
                                                                         -------         -------         -------
Tax at U.S. federal statutory rate                                         (35.0)%         (35.0)%          35.0%
State and local income taxes, net of U.S. federal benefit                   (1.7)           (1.6             3.6
Goodwill                                                                      --             1.7             1.9
Foreign Sales Corporation                                                    2.2            (2.3)           (1.3)
Foreign taxes                                                                0.4             2.1             1.6
Other                                                                       (0.9)            1.1            (0.8)
                                                                         -------         -------         -------
                                                                           (35.0)%         (34.0)%          40.0%
                                                                         -------         -------         -------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

                                                            December 31,
                                                        ---------------------
                                                         2002          2001
                                                        -------       -------
Deferred tax assets:
         Inventories                                    $ 3,592       $ 2,381
         Purchased intangibles                            4,670         5,892
         Accelerated depreciation                            --         2,308
         Warranty accrual                                   470           517
         Bad debt reserve                                 1,538           770
         Special charges and disposition accruals         2,254         4,499
         Other                                              585         2,329
                                                        -------       -------
             Total deferred tax assets                   13,109        18,696
                                                        -------       -------
Deferred tax liabilities:
         Accelerated depreciation                           313            --
         Capitalized software                             5,672         6,176
                                                        -------       -------
             Total deferred tax liabilities               5,985         6,176
                                                        -------       -------
         Net deferred tax assets                        $ 7,124       $12,520
                                                        -------       -------

     Undistributed earnings of the Company s foreign subsidiaries of $13,433 at December 31, 2002 are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     Tax provisions are settled through the intercompany account and the Parent made payments and received refunds on behalf of the Company. In the fourth quarter of 2000, the income tax accounts through the date of the initial public offering were settled with SPX resulting in a reduction of additional paid-in capital.

16.  COMMITMENTS AND CONTINGENCIES:

     The Company has various operating lease agreements for facilities and equipment that expire at various times through 2011. The lease agreements generally contain renewal options. The future minimum rental payments under leases with remaining noncancellable terms in excess of one year are:

Year Ending December 31,
------------------------
2003                                                          $    5,351
2004                                                               4,308
2005                                                               3,388
2006                                                               2,347
2007                                                               2,040
2008 and thereafter                                                5,399
                                                              ----------
                                                              $   22,833
                                                              ----------

     Rent expense was $4,724, $3,087 and $3,035 in 2002, 2001, and 2000,
respectively.

     There are contingent liabilities for lawsuits and various other matters occurring in the ordinary course of business. Management believes, after consultation with legal counsel, that none of these contingencies will materially impact the Company's financial condition or results of operations.

     During the second quarter of 2001, we filed a breach of contract lawsuit against Qwest Communications, Inc. following its refusal to pay us for approximately $5 million of custom manufactured telecommunications equipment. We settled this lawsuit in the first quarter of 2003 for $6 million.

     A shareholder class action was filed against us and certain of our officers on November 30, 2001, in the United States District Court for the Southern District of New York, seeking recovery of damages caused by our alleged violation of securities laws. The complaint, which was also filed against the various underwriters that participated in our initial public offering (IPO), is identical to hundreds of shareholder class actions pending in this Court in connection with other recent IPOs and is generally referred to as In re Initial Public Offering Securities Litigation. The complaint alleges, in essence, (a) that the underwriters combined and conspired to increase their respective compensation in connection with the IPO by (i) receiving excessive, undisclosed commissions in exchange for lucrative allocations of IPO shares, and (ii) trading in our stock after creating artificially high prices for the stock post-IPO through "tie-in" or "laddering" arrangements (whereby recipients of allocations of IPO shares agreed to purchase shares in the aftermarket for more than the public offering price for Inrange shares) and dissemination of misleading market analysis on our prospects; and (b) that we violated federal securities laws by not disclosing these underwriting arrangements in our prospectus. The defense has been tendered to the carriers of our director and officer liability insurance, and a request for indemnification has been made to the various underwriters in the IPO, but at this point the insurers have refused coverage and the underwriters have refused indemnification. The court has granted our motion to dismiss claims under Section 10(b) of the Securities Exchange Act of 1934 because of the absence of a pleading of intent to defraud with leave to replead; however, the court has denied our motion to dismiss claims under Section 11 of the Securities Act of 1933 because no pleading of fraud is required. The court has also dismissed our individual officers without prejudice. The parties are also working on settlement proposals for this action. At this point, it is too early to form a definitive opinion concerning the ultimate outcome. Management believes, after consultation with legal counsel, that none of these contingencies will have a material adverse effect on the Company's financial condition or results of operations.

17.  EMPLOYEE RETIREMENT PLANS:

     As discussed in Note 4, the Company participates in the Parent's employee benefit plans which cover substantially all employees. The employee benefit plans consist of a cash balance plan and a 401(k) plan through April 2001. The Company's expense for these plans was $1,680 and $3,417 in 2001 and 2000, respectively.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     In May 2001, the Company established the Inrange Technologies Corporation Savings and Stock Ownership Plan ( SSOP ). The SSOP is a profit sharing plan pursuant to section 401(k) of the Internal Revenue Code whereby eligible employees may contribute up to 17% of their annual salary to the plan, subject to statutory maximums. The plan provides for discretionary matching contributions by the Company in shares of Class B common stock. The Company contribution for the period from inception through December 31, 2002 was 100% of the first 4% of employee salaries contributed and 50% of the next 2% of employee salaries contributed. Company contributions were made in shares of Company Class B common stock purchased in the open market in 2002 and 2001 and totaled $2,814 and $2,466, respectively. At the time the SSOP was established, all account balances of Inrange employees maintained in SPX sponsored plans were transferred to the SSOP. In 2000, the Company established the Inrange Technologies Corporation Employee Stock Purchase Plan (the "ESPP"). The ESPP permits employees to purchase Company Class B common stock at 85% of the average market price on the last day of the applicable monthly period. Employees pay for their stock purchases through payroll deductions of up to ten percent of their annual salary. All Company employees are eligible to participate in the ESPP once they have met the employment requirements as specified in the ESPP. During 2002, 2001 and 2000, 160,026, 125,892 and 8,479 shares, respectively, were purchased by employees through the ESPP and were acquired through transactions in the open market.

18.   FINANCIAL INSTRUMENTS:

     Fair Value of Financial Instruments

     The carrying amount of the demand note from SPX, accounts receivable, accounts payable and accrued expenses reported in the consolidated balance sheets approximates fair value because of the short maturity of these instruments.

     The fair value of the Company's debt instruments, based on borrowing rates available to the Company at December 31, 2002 and 2001 for similar debt, is not materially different than the carrying value.

     Concentration of Risk

     The Company receives certain of its products and components from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could impact future results.

19.  STOCK OPTIONS:

SPX Stock Options

     SPX has a stock option plan under which stock options were granted to certain employees of the Company. The options were issued with an exercise price equal to the fair market value of the underlying stock at the date of grant and, accordingly, no compensation was recorded. On August 28, 2002, SPX's Board of Directors approved a two-for-one stock split. The stock split was payable in the form of a stock dividend and entitled each stockholder of record at the close of business on October 1, 2002 to receive one share of common stock for every outstanding share for common stock held on that date. The 100% stock dividend was distributed on October 24, 2002. All share data presented below gives effect to the stock split, applied retroactively, as if the split occurred on January 1, 2001. No options were granted in 2002 or 2001. Options to purchase 47,000 shares of stock were cancelled with weighted average exercise price of $42.17 in 2002 and 23,250 options were exercised with a weighted-average exercise price of $40.14. Options to purchase 1,725 shares of stock were cancelled with weighted average exercise price of $76.45 in 2001 and 6,750 options were exercised with a weighted-average exercise price of $79.31. In 2000, options to purchase 55,750 shares of stock were granted to employees and options to purchase 6,750 shares of stock were cancelled with weighted-average exercise prices of $81.58 and $79.96, respectively. These options vest over a three year period.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     Stock options of SPX issued to employees of the Company outstanding at December 31, 2002 and related price and life information is as follows:

                                               Outstanding Options
                                             -----------------------
                                                          Weighted
                                                           Average
                                                         Remaining
      Exercise Price                         Options    Life (Years)
      --------------                         -------    ------------
       $      32.44                            4,000           3.98
       $      38.91                           36,500           5.24
       $      40.91                            6,000           1.86
       $      42.50                            3,000           0.12
       $      43.25                           33,750           5.95
                                             -------        -------
                                              83,250           5.04
                                             -------        -------

     At December 31, 2002, 79,083 of the SPX stock options issued to Company employees were exercisable and the weighted average exercise price of outstanding stock options was $41.82. At December 31, 2001, 28,250 of the SPX stock options issued to Company employees were exercisable and the weighted average exercise price of outstanding stock options was $41.08. At December 31, 2000, none of the SPX stock options issued to Company employees were exercisable and the weighted-average exercise price of outstanding stock options was $41.08.

Company Stock Options

     In June 2000, the Company established the 2000 Stock Compensation Plan (the 2000 Plan). The 2000 Plan provides for the issuance of up to 11,530,000 shares of Class B common stock for incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock to employees, non-employee directors or consultants of the Company, the Parent or any direct or indirect subsidiary of the Company. The 2000 Plan was administered by the Board of Directors of the Parent prior to the initial public offering and, after the initial public offering, is administered by a committee established by the Board of Directors of the Company. Subject to the specific provisions of the 2000 Plan, the committee determines award eligibility, timing and the type, amount and terms of the awards. Options granted generally vest over three to six years.

     On June 29, 2000, the Company issued options to purchase 1,331,000 shares of Class B common stock to directors and employees of SPX. The options were granted at $13.00 per share and were fully vested on the grant date. In connection with these outstanding options, the Company recorded a special charge of $500 to the consolidated statement of operations to reflect the fair value of these options as measured on a rolling quarterly basis (see Note 13).

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     A summary of stock option activity under the 2000 Plan is as follows:

                                                                                    Weighted
                                                                                    average
                                                                   Exercise         exercise
                                                                    price           price per        Aggregate
                                            Options               per share           share           Proceeds
                                           ----------           -------------       ---------        ---------
Balance at December 31, 2000                8,422,900           $13.00-$36.88        $ 15.546          130,878
     Granted                                  913,950           $4.35-$25.25         $ 14.166           12,942
     Cancelled                             (2,159,300)          $5.04-$25.25         $ 15.48           (33,425)
                                           ----------                                                 --------
Balance at December 31, 2001                7,177,550           $4.35-$36.88         $ 15.80          $110,395
     Granted                                  441,900           $2.36-$14.18         $  5.91             2,612
     Cancelled                             (1,912,900)          $2.54-$36.88         $ 15.30           (29,267)
                                           ----------                                                 --------

Balance at December 31, 2002                5,706,550                                $ 14.51          $ 83,740
                                           ----------                                                 --------

Options exercisable-December 31, 2002       2,037,344                                $ 13.91
                                           ----------                                -------

     As of December 31, 2002, there are 5,823,450 shares of Class B Common stock available for grant under the 2000 Plan. The following table summarizes information about stock options outstanding under the 2000 Plan as of December 31, 2002:

                                    Outstanding options                                Exercisable options
                    -------------------------------------------------       -----------------------------------------
                                         Weighted                                                       Weighted
                                         average             Weighted                                average exercise
                                        remaining            average                                    price of
                                       contractual           exercise                                  exercisable
Exercise prices       Number           life (years)           price           Number                     options
---------------     ----------         ------------          --------       -----------              ----------------
$2.25-$7.00            311,150             9.64               $  3.69            11,810                $     6.21
$7.01-$10.00           146,750             8.80               $  7.88            47,524                      7.87
$10.01-$12.99           44,050             9.12               $ 11.77             2,874                     11.91
$13.00               1,324,000             7.60               $ 13.00         1,324,000                     13.00
$13.01-$15.99          128,600             8.34               $ 14.56            42,752                     14.64
$16.00               3,482,400             7.63               $ 16.00           516,150                     16.00
$16.01-$25.63          269,600             8.38               $ 19.14            92,234                     19.14
                    ----------                                              -----------
                     5,706,550             7.83               $ 14.51         2,037,344                $    13.91
                    ----------            -----               -------       -----------                ----------

     The Company has applied the intrinsic value based method of accounting prescribed by APB Opinion No. 25 and related interpretations in accounting for stock-based compensation plans. Accordingly, no compensation cost is reflected in net income for stock option awards as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

     The Company adopted the disclosure provisions of SFAS No. 148, and the following table illustrates the pro forma effect on net income and income per share in 2002, 2001 and 2000 had the fair value recognition provisions of SFAS No. 123 been applied to stock-based employee compensation during those periods:

Year ended December 31,                                       2002            2001            2000
-----------------------                                     --------        --------        --------
Net income (loss):
As reported                                                 $(14,369)       $(17,745)       $ 14,260
Pro forma compensation expense, net of tax                     5,855           8,443           7,458
Pro forma net income (loss)                                 $(20,224)       $(26,188)       $  6,802

Basic and diluted net income (loss) per common share:
As reported                                                 $  (0.17)       $  (0.21)       $   0.18
Pro forma                                                   $  (0.24)       $  (0.31)       $   0.09

     The fair values of the SPX options granted during 2000 were estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                    2000
                                   -------
Risk free interest rate              5.00%
Expected life                      6 years
Expected volatility                  41.5%
Expected dividend yield                 0%

     The weighted-average fair value of options granted during 2000 was $39.24. There were no options granted in 2002 or 2001.

     The fair values of the Company options granted during 2002, 2001 and 2000 were estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                             2002             2001             2000
                                                           -------           -------         -------
Risk free interest rate                                      4.60%             5.00%           6.00%
Expected life                                              6 years           6 years         6 years
Expected volatility                                          95.0%             95.0%           75.0%
Expected dividend yield                                         0%                0%              0%

     The weighted-average fair value of Company options granted during 2002 and 2001 was $3.27 and $14.15, respectively.

     Subsequent to the issuance of the 2001 consolidated financial statements, management determined that the pro forma information for stock-based compensation for 2001 did not include the effect of taxes. Also, the Company believes a different expected volatility should have been used in estimating the fair value of the options granted. The disclosures above have been restated to give effect to both income taxes and the revised expected volatility on such disclosures. The previously reported 2001 pro forma net income (loss), pro forma basic and diluted net income (loss) per common share and expected volatility were $(31,278), $(0.37) and 75.0%, respectively.

20.   RELATED PARTY TRANSACTIONS:

     During 2001, the Company paid $206 for strategic consulting services to a firm that is controlled by a former director of the Company.

     As of December 31, 2002, the Company has $175 of loans with employees, which are included in Other Assets, net on the Consolidated Balance Sheet.

     See Note 4 regarding transactions with SPX.

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

21.  SEGMENT INFORMATION:

     SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes additional standards for segment reporting in the financial statements. Management has determined that operations may be aggregated into two segments for disclosure under SFAS No. 131. Inrange Technologies Corporation designs, manufactures, markets and services switching and networking products for storage and data networks. Inrange Global Consulting, Inc. is comprised of the three consulting businesses acquired in 2001 to help customers plan, assess and implement SANs and business continuance strategies. Information concerning segment information of the Company as prescribed by SFAS No. 131 is provided below:

                                                   December 31,
                                            --------------------------
                                               2002             2001
                                            ---------        ---------
Revenue:
     Inrange Technologies Corporation       $ 195,352        $ 243,966
     Inrange Global Consulting, Inc.           28,232           16,885
                                            ---------        ---------
                                            $ 223,584        $ 260,851
                                            ---------        ---------
Operating loss:
     Inrange Technologies Corporation       $ (21,545)       $ (27,902)
     Inrange Global Consulting, Inc.           (1,601)          (2,462)
                                            ---------        ---------
                                            $ (23,146)       $ (30,364)
                                            ---------        ---------

     Information concerning geographic information of the Company as prescribed by SFAS 131 is provided below:

                                       December 31,
                         --------------------------------------
                           2002           2001           2000
                         --------       --------       --------
Revenue:
     United States       $134,251       $155,182       $139,879
     Germany               25,958         37,852         30,332
     Other Foreign         31,056         34,270         30,029
     Export                32,319         33,547         33,406
                         --------       --------       --------
                         $223,584       $260,851       $233,646
                         --------       --------       --------

                               December 31,
                         -----------------------
                           2002           2001
                         --------       --------
Long-lived Assets:
     United States       $ 96,385       $105,939
     Foreign                9,744          7,686
                         --------       --------
                         $106,129       $113,625
                         --------       --------

                        INRANGE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

22.  SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized quarterly financial data for the years ended December 31, 2002 and 2001 is summarized in the tables below:

                           DEC. 31,    SEPT. 30,    JUNE 30,     MARCH 31,    DEC. 31,     SEPT. 30,    JUNE 30,    MARCH 31,
                            2002         2002         2002         2002         2001         2001         2001         2001
                           --------    ---------    --------     ---------    --------     ---------    --------    ---------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA (IN
THOUSANDS):
Revenue                   $ 55,948     $ 52,913     $ 52,821     $ 61,902     $ 72,526     $ 55,044     $ 69,406     $ 63,875
Cost of revenue             36,915       32,854       32,953       36,407       43,672       34,928       43,572       33,906
                          --------     --------     --------     --------     --------     --------     --------     --------

Gross margin                19,033       20,059       19,868       25,495       28,854       20,116       25,834       29,969
                          --------     --------     --------     --------     --------     --------     --------     --------
Operating Expenses:
   Research,
   development and
   engineering               4,785        6,212        5,661        6,447        6,498        6,754        7,012        7,584
   Selling, general and
   administrative           16,100       15,732       16,782       17,758       18,922       17,662       19,551       18,743
   Amortization of
   goodwill and other
   intangibles                 213          214          247          180        1,295        1,333        1,295        1,041
   Restructuring, special
   and asset impairment
   charges                   4,106        1,488       11,676           --       16,720        2,700        8,027           --
                          --------     --------     --------     --------     --------     --------     --------     --------
    Total operating
    expenses                25,204       23,646       34,366       24,385       43,435       28,449       35,885       27,368
                          --------     --------     --------     --------     --------     --------     --------     --------
Operating income
   (loss)                   (6,171)      (3,587)     (14,498)       1,110      (14,581)      (8,333)     (10,051)       2,601
Interest expense
   (income)                   (136)        (122)        (296)        (450)        (475)        (758)      (1,080)      (1,273)
Other expense
   (income)                     35          (19)          62          (34)         308         (270)         101          (41)
                          --------     --------     --------     --------     --------     --------     --------     --------
Income (loss) before
   income Taxes             (6,070)      (3,446)     (14,264)       1,594      (14,414)      (7,305)      (9,072)       3,915
Income taxes                (2,860)        (403)      (5,176)         622       (4,144)      (2,931)      (3,625)       1,569
                          --------     --------     --------     --------     --------     --------     --------     --------
  Net income (loss)       $ (3,210)    $ (3,043)    $ (9,088)    $    972     $(10,270)    $ (4,374)    $ (5,447)    $  2,346
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA
(PERCENTAGE OF
REVENUE):
Revenue                      100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Gross margin                  34.0         37.9         37.6         41.2         39.8         36.5         37.2         46.9
Research, development
   and engineering             8.6         11.7         10.7         10.4          9.0         12.3         10.1         11.9
Selling, general and
   administrative             28.8         29.7         31.8         28.7         26.1         32.1         28.2         29.3
Net income (loss)             (5.7)        (5.8)       (17.2)         1.6        (14.2)        (7.9)        (7.8)         3.7